PROMISSORY NOTE
&
SECURITY AGREEMENT

$_________	Date: _______________

For value received, the undersigned maker (“Maker”), whose address is 420 Lexington Avenue, Suite 1718, New York, NY 10170, promises to pay to the order of ___________ “Lender”, whose address is ___________________, the principal sum of ___________________ together with all interest accrued from the date of execution of the Note at the rate of ten (10%) per annum upon the unpaid balance until maturity, payable in U.S. Dollars at the Payee’s address set forth above, or at such other address as Payee may designate. The maturity date of this note is December 4, 2009. This note is payable at the option of the Lender after 12 months.

It shall constitute an event of default hereunder if the Maker shall fail to make any payment when due as set forth herein. In the event of a default hereunder, the Maker will have ten (10) days to cure after written notice is received.

If an event of default shall occur, neither the failure of the holder hereof promptly to exercise its right to declare the outstanding principal and accrued by unpaid interest hereunder to be immediately due and payable, nor the failure to exercise any other right or remedy the holder may have for default, nor the acceptance by the holder of late or partial payments shall constitute a waiver of such rights in connections with any future default on the part of the undersigned or any other person who may be liable hereunder.

This Note is to be construed and enforced according to the laws of the State of Florida.

This Note is secured by the Maker’s accounts receivable and Maker hereby grants Lender a security interest in all such Accounts Receivable.

In order to perfect a security interest in the Accounts Receivable, Maker aggress to execute and deliver to the Lender appropriate UCC-1 financing statements.

Maker waives any right of exemption and waives presentment, protest and demand, notice of protest, demand and/or dishonor and nonpayment of this Note.

Maker:

Fusion Telecommunications International, Inc.

By:

Printed Name: Barbara Hughes, CFO